Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY: AT FINANCIAL RELATIONS BOARD:

Brian J. Roney Chief Financial Officer (248) 358-1171 invrelations@npte.com	Leslie Loyet General Inquiries (312) 640-6672 lloyet@frbir.com

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 30, 2008

NORTH POINTE HOLDINGS CORPORATION
COMPLETES ACQUISITION BY QBE HOLDINGS, INC.

SOUTHFIELD, MI – April 30, 2008 – North Pointe Holdings Corporation (Nasdaq: NPTE) announced today the completion of its acquisition by QBE Holdings, Inc. (“QBE”), a subsidiary of QBE Insurance Group Ltd. (QBE.AX on the ASX). North Pointe is now a wholly owned subsidiary of QBE.

North Pointe common stock (Nasdaq: NPTE) will be de-listed from the Nasdaq Exchange and will cease trading after the close of trading at the Nasdaq Exchange today, April 30, 2008.

Under the terms of the merger agreement, which North Pointe shareholders approved on April 10, 2008, North Pointe shareholders of record will receive $16.00 in cash in exchange for each share of common stock owned.

About North Pointe Holdings Corporation

North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.

About QBE the Americas

QBE the Americas is a division of Australia’s QBE Insurance Group Ltd, one of the top 25 insurers and reinsurers worldwide. The Americas division, headquartered in New York, is a leading North and South American insurer and reinsurer. The division conducts business through various property and casualty insurance subsidiaries in eight countries. QBE the Americas is one of the top 20 property and casualty insurers in the United States, with an estimated US$4.2 billion in gross written premium and a combined policyholders’ surplus of more than US$2.0 billion in 2008.